Exhibit 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES RECORD REVENUE AND EBITDA IN SECOND QUARTER 2008 FINANCIAL RESULTS

HOUSTON, August 7, 2008 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the second quarter of 2008, which included the following highlights:

Results for the Second Quarter 2008  --

•	Production of 6.1 Bcfe, or 67,051 Mcfe/d.

•	Record Revenue of $64.8 million.

•	Net loss of $12.6 million, or Record Adjusted Net Income of $19.4 million before the non-cash and/or non-recurring net charges noted below.

•	Record EBITDA, as defined below, of $45.2 million.

Revenues for the three months ended June 30, 2008 were $64.8 million, 97 percent higher than the $32.9 million during the quarter ended June 30, 2007.  The increase in revenue was driven primarily by increased natural gas production and higher realized natural gas prices.  Production volumes during the three months ended June 30, 2008 were 6.1 Bcfe (67.1 MMcfe/d), 45 percent higher compared to 4.2 Bcfe (46.2 MMcfe/d) during the second quarter of 2007.  Carrizo’s average natural gas sales price increased 34 percent to $10.12 per Mcf compared to $7.54 per Mcf in the second quarter of 2007 and the average oil sales price increased 92 percent to $122.95 per barrel compared to $64.25 per barrel during the second quarter of 2007.  The above prices exclude the cash effect of hedging activities – prices, including the cash effect of hedges, are presented in the table below.

For the quarter ended June 30, 2008, the Company reported adjusted net income of $19.4 million, or $0.64 and $0.62 per basic and diluted share, excluding the $32.0 million non-cash and/or non-recurring, after-tax expense comprised of (1) the mark-to-market unrealized loss of $25.2 million on derivatives, (2) the stock compensation expense of $0.9 million, (3) the $3.7 million loss on early extinguishment of debt under the Second Lien Facility, and (4) the $2.2 million loss on cash settled interest swaps associated with the termination of the Second Lien Debt facility.  The Company reported a net loss of $12.6 million, or $0.42 per basic and diluted share, respectively, for the three months ended June 30, 2008, as compared to net income of $8.1 million, or $0.32 and $0.31 per basic and diluted share, respectively, for the same quarter during 2007.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and other non-cash and/or non-recurring items, including the loss on early extinguishment of the Second Lien Debt facility in May 2008) during the second quarter of 2008 was $45.2 million, or $1.49 and $1.45 per basic and diluted share, respectively, as compared to $24.3 million, or $0.94 and $0.91 per basic and diluted share, respectively, during the second quarter of 2007.

Lease operating expenses (excluding production taxes) increased to $7.6 million during the three months ended June 30, 2008 as compared to $4.4 million for the second quarter of 2007, largely due to the increased well count of the Barnett Shale wells and increased transportation costs.

Depreciation, depletion and amortization expenses (“DD&A”) were $13.9 million during the three months ended June 30, 2008 ($2.27 per Mcfe) as compared to $10.8 million ($2.57 per Mcfe) during the second quarter of 2007.  The increase in DD&A expense was due primarily to an increase in production volumes partially offset by a decrease in the DD&A rate attributable to lower overall finding costs of new reserves.

General and administrative expenses (“G&A”) increased to $4.2 million during the three months ended June 30, 2008 from $3.6 million during the same quarter of 2007.  The increase in G&A was primarily a result of (1) an increase in compensation and other employee-related expenses and
(2) increased legal and consulting fees.

Non-cash stock-based compensation expense was $1.5 million ($0.9 million after tax) for the three months ended June 30, 2008 compared to $1.0 million ($0.7 million after tax) for the same period in 2007.

Net loss on derivatives was $48.2 million during the three months ended June 30, 2008, comprised of (1) $38.7 million ($25.2 million after tax) for the unrealized mark-to-market, non-cash loss on derivatives (comprised of a $43.7 million loss on oil and gas derivatives and a $5.0 million gain on interest rate swaps), (2) a $5.2 million loss for cash settled oil and gas derivatives, (3) a $1.0 million realized loss on the Second Lien Facility interest rate swaps outstanding through May 27, 2008 and (4) a $3.3 million loss on the early settlement of the interest rate swaps in connection with the termination of the Second Lien Facility.

Interest expense, net of amounts capitalized, was $1.3 million for the three months ended June 30, 2008 compared to $3.8 million for the three months ended June 30, 2007.  The decrease is largely attributable to the decline in interest rates in 2008.

Results for the Six Months Ended June 30, 2008 --

•	Record Production of 12.4 Bcfe, or 68,320 Mcfe/d.

•	Record Revenue of $118.4 million.

•	Net Loss of $17.9 million, or Record Adjusted Net income of $33.9 million before the non-cash and/or non-recurring net charges noted below.

•	Record EBITDA, as defined below, of $84.6 million.

Revenues for the six months ended June 30, 2008 increased by $62.9 million to $118.4 million from $55.5 million during the six months ended June 30, 2007.  The increase in revenues was primarily driven by higher natural gas production and higher realized natural gas and oil prices.  Production volumes during the six months ended June 30, 2008 were 12.4 Bcfe (68.3 MMcfe/d), 67 percent higher compared to 7.4 Bcfe (40.9 MMcfe/d) during the first half of 2007.  Production increased due to the addition of new Barnett Shale wells and the addition of and successful recompletion of wells in the Gulf Coast area.  Carrizo’s average natural gas sales price increased 26 percent to $9.07 compared to $7.21 per Mcf in the same period of 2007, and the average oil sales price increased 80 percent to $108.79 per barrel from $60.33 per barrel during the first half of 2007.

For the six months ended June 30, 2008, the Company reported record, adjusted net income of $33.9 million, or $1.15 and $1.13 per basic and diluted share, respectively, excluding the $51.9 million of non-cash and/or non-recurring after-tax expenses, comprised of (1) the mark-to-market unrealized loss of $44.1 million on derivatives, (2) the stock compensation expense of $1.9 million, (3) the $3.7 million loss on the early extinguishment of debt under the Second Lien Facility, and (4) the $2.2 million loss on the cash settled interest rate swap associated with the termination of the Second Lien Debt facility.  The Company reported a net loss of $17.9 million, or $0.61 per basic and diluted share, respectively, for the six months ended June 30, 2008, as compared to net income of $5.6 million, or $0.22 and $0.21 per basic and diluted share, respectively, for the same period during 2007.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and other non-cash and/or non-recurring items, including the loss on early extinguishment of the Second Lien Debt facility in May 2008) during the first half of 2008 was $84.6 million, or $2.86 and $2.83 per basic and diluted share, respectively, as compared to $40.7 million, or $1.59 and $1.54 per basic and diluted share, respectively, during the first half of 2007.

Lease operating expenses (excluding production taxes) increased to $14.8 million during the six months ended June 30, 2008 as compared to $8.4 million for the same period of 2007, largely due to the increased well count of the Barnett Shale wells and higher transportation and other production costs.

Depreciation, depletion and amortization expenses (“DD&A”) were $28.0 million during the six months ended June 30, 2008 ($2.25 per Mcfe) as compared to $18.8 million ($2.54 per Mcfe) during the same period of 2007.  The increase in DD&A expense was due primarily to an increase in production volumes partially offset by a decrease in the DD&A rate attributable to lower overall finding costs of new reserves.

General and administrative expenses (“G&A”) increased to $9.2 million during the six months ended June 30, 2008 from $7.5 million during the same period of 2007.  The increase in G&A was primarily a result of (1) an increase in compensation and other employee-related expenses and
(2) increased legal and consulting fees.

Non-cash, stock-based compensation expense was $3.0 million ($1.9 million after tax) for the six months ended June 30, 2008 compared to $2.0 million ($1.3 million after tax) for the same period in 2007.

Net loss on derivatives was $78.0 million during the six months ended June 30, 2008, comprised of (1) $67.8 million ($44.1 million after tax) for the unrealized mark-to-market, non-cash loss on derivatives (comprised of a $70.6 million loss on oil and gas derivatives and a $2.8 million gain on interest rate swaps), (2) a $5.7 million loss for cash settled oil and gas derivatives, (3) a $1.2 million realized loss on the Second Lien Facility interest rate swaps outstanding through May 27, 2008 and

(4) a $3.3 million loss on the early settlement of the interest rate swaps in connection with the termination of the Second Lien Facility.

Interest expense, net of amounts capitalized, was $4.1 million for the six months ended June 30, 2008 compared to $7.3 million for the same period in 2007.  The decrease is largely attributable to the decline in interest rates in 2008.

“We had an excellent quarter,” said S.P. “Chip” Johnson IV, Carrizo’s President and CEO, “earning record revenues and EBITDA despite bringing online very few new Barnett Shale wells.  Our continued focus on drilling in the Barnett Shale, with six operated rigs running, has built up a significant inventory of drilled wells to be completed and brought online in the next four to five months and represents an estimated 78 MMcfe/d of initial net rate.  Two frac crews are currently operating.”

“We’ve had continued success in our leasing efforts year-to-date, (1) growing our high-quality acreage position in the Tarrant County Barnett Shale by over 5,500 net acres and at a faster rate than our aggressive development pace, and (2) increasing our position in the Marcellus Shale to over 80,000 net acres in leases and options.”

“We were also very successful raising additional capital through our convertible debt offering in May which raised $374 million and put us in a strong liquidity position going forward.”

Carrizo Oil & Gas, Inc., is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven trends in the Barnett Shale area in North Texas and along the onshore Texas and Louisiana Gulf Coast regions.  The Company is also engaged in exploration and development activities in the U.K. North Sea.  Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including potential effects or timing, cash flow, the expected timing of drilling of additional wells, expected high rate wells, timing of production, timing of testing, scheduled pipeline hookup, liquidity position and other statements that are not historical facts are forward looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company’s Form 10-K for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2008	2007	2008	2007

Oil and natural gas revenues	$64,792,031	$32,890,857	$118,352,437	$55,503,089

Costs and expenses:
Lease operating expenses	7,629,191	4,424,920	14,829,469	8,440,692
Production tax	1,599,288	1,135,489	2,791,250	1,822,681
Depreciation, depletion and amortization	13,865,099	10,804,772	27,951,720	18,842,563
General and administrative expenses	4,167,632	3,601,859	9,276,308	7,501,059
Accretion expense related to asset retirement obligations	57,938	88,211	115,877	176,421
Bad debt expense	(95,845)	(275,946)	(166,246)	(275,946)
Stock-based compensation expense	1,507,876	1,013,175	2,987,872	1,991,983

Total costs and expenses	28,731,179	20,792,480	57,786,250	38,499,453

Operating income	36,060,852	12,098,377	60,566,187	17,003,636

Mark-to-market gain (loss) on derivatives, net	(38,752,387)	3,678,773	(67,821,157)	(4,383,074)
Realized gain (loss) on derivatives, net	(6,134,291)	401,719	(6,881,098)	2,752,664
Loss on asset sale	-	-	(3,675)	-
Other income and expenses, net	(19,817)	140,269	51,352	255,783
Interest income	59,792	110,487	208,078	454,663
Interest expense, net of amounts capitalized (1)	(1,314,780)	(3,810,633)	(4,051,213)	(7,278,799)
Loss on early settlement of interest rate swap on Second Lien debt	(3,340,003)	-	(3,340,003)	-
Loss on early extinguishment of Second Lien debt	(5,705,796)	-	(5,705,796)	-

Income before income taxes	(19,146,430)	12,618,992	(26,977,325)	8,804,873

Income tax expense	(6,524,318)	4,482,193	(9,059,612)	3,212,797

Net income (loss) available to common shares	$(12,622,112)	$8,136,799	$(17,917,713)	$5,592,076

ADJUSTED net income available to common shares (2)	$19,364,529	$6,224,795	$33,879,865	$9,556,498

EBITDA (see table below)	$45,241,812	$24,270,577	$84,625,664	$40,747,104

Basic net income (loss) per common share	$(0.42)	$0.32	$(0.61)	$0.22

Diluted net income (loss) per common share	$(0.42)	$0.31	$(0.61)	$0.21

ADJUSTED basic net income per common share (2)	$0.64	$0.24	$1.15	$0.37

ADJUSTED diluted net income per common share (2)	$0.62	$0.23	$1.13	$0.36

Basic weighted average common shares outstanding	30,296,421	25,701,891	29,547,576	25,680,076

Diluted weighted average common shares outstanding	31,108,602	26,553,041	29,952,385	26,508,213

______________________________
(1) Interest expense, net of amounts capitalized, consists of the following:

Gross interest expense	$(4,942,192)	$(6,529,313)	(11,397,071)	(12,683,909)
Capitalized interest	3,627,412	2,718,680	7,345,858	5,405,110

(2) Excludes the impact of non-cash and/or non-recurring mark-to-market gain (loss) on derivatives, stock-based compensation, bad debt expense, loss on early extinguishment of
Second Lien Debt and loss on early settlement of interest rate swap on Second Lien Debt.

(more)

CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	6/30/2008	12/31/07
	(unaudited)
ASSETS:
Cash and cash equivalents	$12,045,020	$8,026,161
Fair value of derivative financial instruments	-	1,828,934
Other current assets	41,632,846	31,760,470
Deferred income taxes	15,004,608	324
Property and equipment, net	937,078,519	646,810,129
Other assets	12,113,454	9,166,029
Investments	10,738,266	11,070,814

TOTAL ASSETS	$1,028,612,713	$708,662,861

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$81,727,910	$49,700,330
Fair value of derivative financial instruments	42,870,313	2,250,766
Current maturities of long-term debt	-	39,717,559
Long-term debt, net of current maturities	389,750,000	252,250,000
Deferred income taxes	50,727,245	46,320,253
Other liabilities	34,342,738	7,702,153
Equity	429,194,507	310,721,800

TOTAL LIABILITIES AND EQUITY	$1,028,612,713	$708,662,861

Income tax expense (benefit) for the three-month periods ended June 30, 2008 and 2007 include a $(6,701,251) and
$4,381,354, respectively, provision for deferred income taxes and a $176,933 and $100,839 respectively, provision for currently payable franchise taxes.

(more)

CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
Reconciliation of Net Income to EBITDA	JUNE 30,		JUNE 30,
	2008	2007	2008	2007

Net Income	$(12,622,112)	$8,136,799	$(17,917,713)	$5,592,076

Adjustments:
Depreciation, depletion and amortization	13,865,099	10,804,772	27,951,720	18,842,563
Unrealized mark-to-market (gain) loss on derivatives	38,752,387	(3,678,773)	67,821,157	4,383,074
Interest expense, net of amounts capitalized and interest income	1,254,988	3,700,146	3,843,135	6,824,136
Income tax expense (benefit)	(6,524,318)	4,482,193	(9,059,612)	3,212,797
Loss on asset sale	-	-	3,675	-
Stock based compensation expense	1,507,876	1,013,175	2,987,872	1,991,983
Bad debt expense	(95,845)	(275,946)	(166,246)	(275,946)
Accretion expense related to asset retirement obligations	57,938	88,211	115,877	176,421
Loss on early settlement of interest rate swap on Second Lien debt	3,340,003	-	3,340,003	-
Loss on early extinguishment of Second Lien debt	5,705,796	-	5,705,796	-

EBITDA, as defined	$45,241,812	$24,270,577	$84,625,664	$40,747,104

EBITDA per basic common share	$1.49	$0.94	$2.86	$1.59

EBITDA per diluted common share	$1.45	$0.91	$2.83	$1.54

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	47,525	62,894	100,545	123,055
Natural gas (Mcf)	5,816,531	3,826,767	11,830,996	6,672,052
Natural gas equivalent (Mcfe)	6,101,681	4,204,131	12,434,266	7,410,382

Average sales prices-

Oil and condensate (per Bbl)	$122.95	$64.25	$108.79	$60.33
Oil and condensate (per Bbl) - with hedge impact	$113.90	$64.25	$100.57	$60.33
Natural gas (per Mcf)	$10.12	$7.54	$9.07	$7.21
Natural gas (per Mcf) - with hedge impact	$9.30	$7.63	$8.66	$7.60
Natural gas equivalent (per Mcfe)	$10.61	$7.82	$9.51	$7.49

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